SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CEDAR FAIR, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of

incorporation or organization)

34-1560655

(I.R.S. Employer

Identification No.)

One Cedar Point Drive

Sandusky, Ohio 44870-5259

(Address of principal executive offices)

CEDAR FAIR, L.P.

2000 EQUITY INCENTIVE PLAN

(Full title of the plan)

Bruce A. Jackson

Cedar Fair, L.P.

One Cedar Point Drive

Sandusky, Ohio 44870-5259

(419) 626-0830

(Name, address, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to

be registered

Depositary Units

Amount to be registered

4,830,000 Depositary Units

Proposed

maximum

offering price

per share (1)

$22.89

Proposed

maximum

aggregate

offering

price (1)

$110,558,700

Amount of

registration fee (1)

$10,172

  Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The fee with respect to the Depositary Units registered in this Registration Statement is based on the average of the high and low sale prices on August 29, 2002 of the Registrant's Depositary Units as reported on The New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the General Instructions to the Registration Statement on Form S-8 have been or will be given to participants of the plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in, and made a part of, this Registration Statement:

  Annual Report on Form 10-K for the year ended December 31, 2001, filed by Cedar Fair, L.P. on April 1, 2002.
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, filed by Cedar Fair, L.P. on May 15, 2002 and August 14, 2002, respectively.
  Current Report on Form 8-K filed by Cedar Fair, L.P. on June 20, 2002.
  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the year ended December 31, 2001.
  A description of the Depositary Units set forth in the Deposit Agreement (incorporated herein by reference to the Registration Statement on Form S-1 of Cedar Fair, L.P., Registration No. 1-9444, filed on April 23, 1987).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

Not Applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the Depositary Units being offered by this Registration Statement has been passed upon for the Registrant by Thompson Hine LLP. Donald H. Messinger, a partner of Thompson Hine LLP, is a Director of Cedar Fair Management Company, the general partner of the Registrant. Certain attorneys at Thompson Hine LLP beneficially own Depositary Units of the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The persons that provide services to the Registrant as officers and directors are the officers and directors of Cedar Fair Management Company, the Registrant's general partner. Cedar Fair Management Company is an Ohio corporation.

Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees and agents ("Covered Persons") within prescribed limits and must indemnify them under certain circumstances. Ohio law permits a corporation to indemnify a Covered Person against expenses, judgments, fines and settlements reasonably incurred in a nonderivative suit, and against expenses reasonably incurred in a derivative suit, if the Covered Person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation. In addition, Ohio law permits a corporation to indemnify a Covered Person in a criminal action or proceeding, other than in a derivative suit, if the person had no reasonable cause to believe his or her conduct was unlawful.

Unless ordered by a court, no indemnification of expenses in a derivative suit is authorized by Ohio law if the Covered Person is ultimately adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation. If a Covered Person is successful on the merits or in defense on a matter, however, indemnification of expenses is mandatory. In addition, unless otherwise provided in the articles or regulations of the corporation, under Ohio law, a director's expenses shall be paid by the corporation as they are incurred, provided the director agrees to reasonably cooperate with the corporation and to repay the amounts advanced if it is proved by clear and convincing evidence that the director's action or failure to act was done with reckless disregard for the best interests of the corporation.

Under Ohio law, a director is not liable for damages unless it is proved by clear and convincing evidence that the director's action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio and is in addition to any other rights granted to persons seeking indemnification.

In addition to the indemnification provided under Ohio law, Section 32 of Cedar Fair Management Company's Regulations provides that:

"The Company shall indemnify any director or officer and any former director or officer of the Company and any such director or officer who is or has served at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorney's fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by applicable law. The indemnification provided for herein shall not be deemed to restrict the power of the Company (i) to indemnify employees, agents and others to the extent not prohibited by such law, (ii) to purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer or employee of the Company, or any person who is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation, joint venture, partnership, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, and (iii) to enter into agreements with persons of the class identified in clause (ii) above indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against or incurred by them in such capacities."

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable

ITEM 8. EXHIBITS

The Exhibits to this Registration Statement are listed in the Exhibit Index on page 8 of this Registration Statement and are incorporated herein by reference.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
    To include any prospectus required by Section l0(a)(3) of the

Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandusky, State of Ohio, on August 30, 2002.

CEDAR FAIR, L.P.

By:	/s/ Richard L. Kinzel
Richard L. Kinzel, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of August 30, 2002.

Signature	Title

/s/ Richard L. Kinzel	President and Chief Executive Officer and
Richard L. Kinzel	Director (Principal Executive Officer)

/s/ Bruce A. Jackson	Corporate Vice President-Finance and Chief
Bruce A. Jackson	Financial Officer and Director (Principal Financial
Officer)

/s/ Charles M. Paul	Vice President and Corporate Controller (Principal
Charles M. Paul	Accounting Officer)

/s/ Richard S. Ferreira*	Director
Richard S. Ferreira

/s/ Mary Ann Jorgenson*	Director
Mary Ann Jorgenson

/s/ Donald H. Messinger*	Director
Donald H. Messinger

*By: /s/ Bruce A. Jackson
Bruce A. Jackson, attorney-in-fact

CEDAR FAIR, L.P.

EXHIBIT INDEX
Exhibit	Description
4	Form of Deposit Agreement (incorporated herein by reference to the Registration Statement on Form S-1 of Cedar Fair, L.P., Registration No. 1-9444, filed on April 23, 1987).
5	Opinion of Thompson Hine LLP as to the legality of the securities being registered.
23(a)	Exhibit 99 filed in lieu of Consent of Independent Public Accountants.
23(b)	Consent of Thompson Hine LLP (included in Exhibit 5).
24	Power of Attorney executed by directors who signed this Registration Statement.
99	Explanation of Dispensation of Consent of Arthur Andersen LLP.

EXHIBIT 5

[Thompson Hine Letterhead]

August 30, 2002

Cedar Fair, L.P.

One Cedar Point Drive

Sandusky, Ohio 44870-5259

Re: Cedar Fair, L.P. Registration Statement on Form S-8 - Cedar Fair, L.P. 2000 Equity Incentive Plan

Ladies and Gentlemen:

Cedar Fair, L.P. ("Cedar Fair") is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement") for the registration, under the Securities Act of 1933, as amended, of 4,830,000 Depositary Units of Cedar Fair ("Units") to be issued from time to time pursuant to the terms of the Cedar Fair, L.P. 2000 Equity Incentive Plan (the "Plan").

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined (a) the Certificate of Limited Partnership, and the Third Amended and Restated Agreement of Limited Partnership, as amended, of Cedar Fair, (b) the Plan and (c) such records and documents as we have deemed advisable in order to render this opinion. As a result of the foregoing, we are of the opinion that:

(1) Cedar Fair is a limited partnership validly organized and existing and in good standing under the laws of the State of Delaware;

(2) When issued, the Units to be issued under the Plan which are the subject of the Registration Statement will be legally issued, fully paid and non-assessable.

We hereby consent to the use and filing of this opinion in connection with the Registration Statement.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

EXHIBIT 24

POWER OF ATTORNEY

Each of the undersigned directors of Cedar Fair Management Company, General Partner of Cedar Fair, L.P., which proposes to file with the Securities and Exchange Commission a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, with respect to the Cedar Fair, L.P. 2000 Equity Incentive Plan, hereby constitutes and appoints each of Richard L. Kinzel and Bruce A. Jackson, as his attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his name, place, and stead, to sign in any and all capacities and file (1) such registration statement, (2) any and all amendments, post-effective amendments, supplements, and exhibits thereto, and (3) any and all applications and other documents pertaining to such registration, with full power and authority to do and perform any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be done or performed in connection with the Registration Statement, as fully as each of the undersigned could do if personally present and acting, hereby ratifying, confirming, and approving all acts of any such attorney or substitute.

This Power of Attorney has been signed in the respective capacities and on the dates indicated below.

/s/ Richard S. Ferreira	August 29, 2002
RICHARD S. FERREIRA,
Director

/s/ Mary Ann Jorgenson	August 28, 2002
MARY ANN JORGENSON,
Director

/s/ Donald H. Messinger	August 28, 2002
DONALD H. MESSINGER,
Director

EXHIBIT 99

Explanation of Dispensation of Consent of Arthur Andersen LLP

This Explanation of Dispensation of Consent of Arthur Andersen LLP is being filed by the Registrant in accordance with Rule 437a under the Securities Act of 1933, as amended. Because this Registration Statement on Form S-8 contains financial statements for which Arthur Andersen LLP acted as the independent public accountants, Rule 437a permits the Registrant to dispense with the requirement of obtaining Arthur Andersen LLP's written consent to incorporate by reference into this Registration Statement the financial statements audited by Arthur Andersen LLP.

Arthur Andersen LLP has surrendered its license to practice accountancy in the State of Ohio and, as a result, is unable to provide the consent required by Item 8 of Form S-8. The Registrant communicated with personnel from Arthur Andersen LLP, and the representative of Arthur Andersen LLP confirmed that no person with the capacity to sign such consent remains employed by Arthur Andersen LLP. As a result, Arthur Andersen LLP has not consented to the incorporation by reference of its report on the financial statements of the Registrant included in this Registration Statement.

In ordinary circumstances, the rules pertaining to a Registration Statement on Form S-8 would require the Registrant to obtain and file the consent of Arthur Andersen LLP contemporaneously with the filing of this Registration Statement that includes financial statements audited by Arthur Andersen LLP. By granting such consent, Arthur Andersen LLP would become exposed to liability under Section 11(a) of the Securities Act of 1933, as amended, for certain untrue statements of material fact in, or omissions of material fact from, the Registration Statement. Because the Registrant is filing this Registration Statement without the consent of Arthur Andersen LLP, persons or entities with claims under Section 11(a) of the Securities Act of 1933, as amended, may not be able to pursue such claims against Arthur Andersen LLP.